EXHIBIT 21

SUBSIDIARIES OF
THE FIRST BANCSHARES, INC.

The First, A National Banking Association
(A National chartered banking corporation)

The First Bancshares Statutory Trust 2
(Delaware statutory trust)

The First Bancshares Statutory Trust 3
(Delaware statutory trust